Exhibit (a)(10)


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[LETTERHEAD OF FIRST SHENANGO BANCORP, INC.]

                                                                    NEWS RELEASE

For further information on this release call

Francis A. Bonadio
President
First Shenango Bancorp, Inc.
25 North Mill Street
New Castle, PA 16101
(800) 982-8322




                          First Shenango Bancorp, Inc.
                      Share Repurchase Preliminary Results

      New Castle, Pennsylvania -- November 26, 1996 -- First Shenango Bancorp, Inc. (Nasdaq - "SHEN"), the parent holding company of First Federal Savings Bank of New Castle (the "Bank") announced today that the "Modified Dutch Auction" self-tender offer which commenced on October 25, 1996 expired at 5:00 p.m., Eastern time, November 25, 1996. Shareholders tendered approximately 197,636 shares or approximately 8.75% of the common shares outstanding. It appears that the purchase price will be $23.75 per share. The numbers and prices set forth above are subject to verification in the final count, which is not expected to be completed for several days.

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